EXHIBIT 10.47

April 5, 2002

Marianne Armstrong, Ph.D
64 Mountain View Avenue
Mill Valley, CA 94941

Dear Marianne:

        On behalf of InterMune, Inc. (the "Company"), we are pleased to offer you the position of Senior Vice President of Global Regulatory Operations and Corporate Compliance, reporting to Dr. Scott Harkonen, the Company's CEO.

        The terms of your employment will be as follows:

        You will receive a base salary of $20,000 per month, paid on a semi-monthly basis. In addition, the Company will provide you with a one-time sign-on bonus of $30,000 (plus tax gross up) to be paid one month following your first day of employment, that is subject to repayment in full if your employment terminates before one year. In the event Genentech, Inc. requires repayment in full or for any part of the Eighty-Five Thousand Dollar ($85,000) taxable subsidy income afforded to you, then the Company will repay the requested amount.

        Also, the Company will lend to you $345,000 to repay the interest-free loan of Three Hundred Seventy-Five Thousand Dollars ($375,000) carried by Genentech, Inc. on your property at 64 Mountain View Avenue, Mill Valley, California. (Based on the terms of the promissory note dated May 25, 2000 between yourself and Genentech, Inc., Thirty Thousand Dollars ($30,000) of the loan was forgiven on May 25, 2001.) The term of the loan will be five years, and the other terms and conditions of this loan will be governed by a loan agreement that you will be required to sign.

        As a full-time employee of the Company, you will be eligible for the Company's standard benefits package including medical and dental as well as the employee stock purchase program, 401K Retirement Plan and our Flexible Spending Plan. Your position is exempt, and you will not be eligible for overtime.

        Subject to approval of the Compensation Committee of the Company's Board of Directors, you will be granted an option to purchase 85,000 shares of the Company's common stock. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 85,000 shares of your option will be fully vested at the end of four years completed employment. The grant will be made by the Compensation Committee of the Company's Board of Directors at its next meeting after your first day of employment. The exercise price will be the same as the closing price of the Company's Common Stock on the Nasdaq Exchange on the day before the meeting. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

        As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

        This offer remains open through end of the day April 5, 2002. Upon your acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral. Any additions or modifications of these terms must be in writing and signed by you and an officer of the Company. Your anticipated start date is May 1, 2002.

        Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

        Please accept this offer by signing and returning the enclosed duplicate original of this letter to me. If you have any questions, please call me or Mireya Ono in the office.

Very truly yours,
/s/ Stephen N. Rosenfield Stephen N. Rosenfield Senior Vice President of Legal Affairs
UNDERSTOOD AND ACCEPTED:
/s/ Marianne Armstrong 4/ 18/02 Marianne Armstrong, Ph.D Date